Exhibit 23.2--Independent Auditors' Consent for the Year Ended July 1, 1995


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-38930 pertaining to the Delta Woodside Industries, Inc. Stock Option Plan and in the Registration Statement (Form S-8 No. 33-38931) pertaining to the Delta Woodside Industries, Inc. Incentive Stock Award Plan, of our report dated August 17, 1994, except for the third paragraph of Note D, as to which the date is September 7, 1994, with respect to the consolidated financial statements incorporated herein by reference and the financial statement schedules included herein for the years ended July 2, 1994 and July 3, 1993 in the Annual Report (Form 10-K) of Delta Woodside Industries, Inc. for the year ended July 1, 1995.




                             /s/      Ernst & Young LLP



Greenville, South Carolina
September 29, 1994